SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Dada Nexus Limited

(Name of Issuer)

Ordinary Shares, par value $0.0001 per share

(Title of Class of Securities)

23344D1081**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares (“ADSs”). Each ADS represents four ordinary sharess.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GF HOLDCO III-A, LTD. (“SEQUOIA CAPITAL CHINA GF HOLDCO III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,546,621
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,546,621

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,546,621
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON SCC GROWTH I HOLDCO A, LTD. (“SC GROWTH I HOLDCO A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,385
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,385

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,385
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND III, L.P. (“SEQUOIA CAPITAL CHINA GROWTH FUND III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

4,546,621, of which 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

4,546,621, of which 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,546,621
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P. (“SEQUOIA CAPITAL CHINA GROWTH FUND I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,385, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,385, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,385
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON SC CHINA GROWTH III MANAGEMENT, L.P. (“SC CHINA GROWTH III MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

4,546,621, of which 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

4,546,621, of which 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,546,621
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I, L.P. (“SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

1,385, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

1,385, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,385
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SC CHINA HOLDING”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

4,548,006, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A and 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA GROWTH III MANAGEMENT is SC CHINA HOLDING.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

4,548,006, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A and 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA GROWTH III MANAGEMENT is SC CHINA HOLDING.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,548,006
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP CHINA ENTERPRISES”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

4,548,006, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A and 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA GROWTH III MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

4,548,006, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A and 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA GROWTH III MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,548,006
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON URM MANAGEMENT LIMITED (“URM MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 186,180[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 186,180

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 186,180
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[2]
12	TYPE OF REPORTING PERSON OO

1	Represented by 46,545 ADSs.
2

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,659,024[1]
	6

  SHARED VOTING POWER

4,548,006, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A and 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA GROWTH III MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns each of SNP CHINA ENTERPRISES and URM MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 1,659,024
	8

  SHARED DISPOSITIVE POWER

4,548,006, of which 1,385 shares are directly owned by SCC GROWTH I HOLDCO A and 4,546,621 shares are directly owned by SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA GROWTH III MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns each of SNP CHINA ENTERPRISES and URM MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,207,030
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%[2]
12	TYPE OF REPORTING PERSON IN

1	Represented by 198,000 ADSs and 867,024 ordinary shares.
2

Based on a total of 941,450,185 shares of ordinary shares outstanding as of December 31, 2020, as reported in the Issuer’s Form 20-F filed with the Securities and Exchange Commission on March 31, 2021.

ITEM 1.

    (a) Name of Issuer:

Dada Nexus Limited

    (b) Address of Issuer’s Principal Executive Offices:

22/F, Oriental Fisherman’s Wharf

No. 1088 Yangshupu Road

Yangpu District, Shanghai 200082

ITEM 2.

    (a) Name of Persons Filing:

Sequoia Capital China GF Holdco III-A, Ltd.

SCC Growth I Holdco A, Ltd.

Sequoia Capital China Growth Fund III, L.P.

Sequoia Capital China Growth Fund I, L.P.

SC China Growth III Management, L.P.

Sequoia Capital China Growth Fund Management I, L.P.

SC China Holding Limited

SNP China Enterprises Limited

URM Management Limited

Neil Nanpeng Shen

SEQUOIA CAPITAL CHINA GROWTH FUND III is the sole shareholder of SEQUOIA CAPITAL CHINA GF HOLDCO III-A. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND III is SC CHINA GROWTH III MANAGEMENT. The General Partner of SC CHINA GROWTH III MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

NS wholly owns URM MGMT.

    (b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

    (c) Citizenship:

SEQUOIA CAPITAL CHINA GF HOLDCO III-A, SCC GROWTH I HOLDCO A, SEQUOIA CAPITAL CHINA GROWTH FUND I, SC CHINA GROWTH III MANAGEMENT, SC CHINA GROWTH FUND MANAGEMENT I, SC CHINA HOLDING, URM MGMT: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

    (d) CUSIP Number:

23344D1081

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4. OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10. CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Sequoia Capital China GF Holdco III-A, Ltd.

By:	Sequoia Capital China Growth Fund III, L.P., its Sole Owner

By:	SC China Growth III Management, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SCC Growth I Holdco A, Ltd.

By:	Sequoia Capital China Growth Fund I, L.P., its Sole Owner

By:	Sequoia Capital China Growth Fund Management I, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund III, L.P.

By:	SC China Growth III Management, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund I, L.P.

By:	Sequoia Capital China Growth Fund Management I, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Growth III Management, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund Management I, L.P.

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

URM Management Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen